Exhibit 10.9

Deltek Systems, Inc.	703.734.8606	www.deItek.com
13880 Dulles Corner Lane	800.456.2009
Herndon, Virginia 20171-4600	703.734.0346 fax

October 6, 2005

James Reagan

2060 Beacon Heights Drive

Reston, VA 20191

Dear Jim:

I am pleased to offer you the position of Chief Financial Officer and Treasurer of Deltek Systems, Inc. (the “Company”). I am very excited about the Company’s future and equally excited at the prospect of your joining our team. The following are the terms and conditions of your offer.

1.	Start Date. We have agreed that you will start working for the Company on October 6, 2005.

2.	Reporting Responsibilities. As Chief Financial Officer and Treasurer, you will report to me, although, as with all of the Company’s officers, you may also be called on from time to time to give reports to the board of directors of the Company (the “Board”) directly.

3.	Base Salary and Annual Bonus. Your annual base salary will be $275,000, payable in accordance with the Company’s standard payroll policy, and will be reviewed periodically by me and the Board for increase (but not decrease). You will be entitled to receive bonuses, to be paid quarterly, based on meeting targets that you and I agree on or that are established by the Board. In addition, for the first two quarters of your employment (as though your start date was October 1, 2005 for this purpose), you will receive aggregate bonuses of at least $80,000, with $40,000 of this amount to be paid on the first payroll date on or after December 31, 2005, and the remaining $40,000 of this amount to be paid on the first payroll date on or after March 31, 2006. All payments to you by the Company will be subject to any required withholding of taxes.

4.

Other Benefits. You will be provided with the Company’s standard benefits package in effect from time to time, which currently includes medical coverage, 401(k) plan participation and four weeks of paid vacation. You will be reimbursed pursuant to the Company’s expense reimbursement policy in effect from time to time for the covered business expenses that you incur in connection with your service to the Company. In addition, the Company will reimburse you for reasonable legal fees incurred by you in connection with the negotiation and drafting of this agreement and related documents, in a total amount not to exceed $2,000, provided that you submit to the Company suitable supporting documentation within 90 days of incurring the expenses.

5.	Insurance; Indemnification. From and after your start date and for so long as the Company maintains any directors and officers liability insurance policy, you will be provided in respect of your service to the Company with the same coverage under such policy as is provided to other directors or officers of the Company in respect of their service to the Company. In addition, from and after your start date, the Company will indemnify you to the maximum extent permitted under applicable law and/or the Company’s charter or by-laws to the extent that such indemnification is provided to other directors or officers of the Company. Such coverage and indemnification will be provided, to the extent that you are entitled thereto, without regard to your termination of employment.

6.	Stock Options. On or as soon as practicable after your start date and upon approval of the Board, the Company will grant you an option to purchase 25,000 shares of common stock, par value $0.001 per share, of the Company (and including any securities into which such shares are changed or for which such shares are exchanged) (the “Common Stock”), with a per share exercise price of $36.10 and an option to purchase 6,000 shares of Common Stock with a per share exercise price of $72.20. Each of these options will vest in 25% increments annually over four years from your start date, will be granted pursuant to the Company’s 2005 Stock Option Plan and will be evidenced by a Stock Option Agreement in the form customarily used by the Company for its employees, a copy of which has been provided to you; provided, however, that, notwithstanding Section 4 of the Stock Option Agreement, upon a Change in Control, these options will become vested and exercisable in full to the extent then unexercisable. For purposes of this letter, “Change in Control” will have the meaning set forth on Annex A hereto.

In addition, as we have discussed, I expect the Board to amend Section 7.1 of the Company’s Stock Option Plan at its January meeting to add the following proviso:

“; provided, however, that in the event the Common Stock is subdivided into more, or combined into fewer, shares of Common Stock, or a stock dividend consisting of Common Stock is paid on the Common Stock, then, unless otherwise provided in an applicable Stock Option Agreement, each Option then outstanding shall be adjusted (i) by multiplying the number of shares of Common Stock subject to the Option by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately following such subdivision, combination or dividend and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision, combination or dividend (such fraction, the “Adjustment Fraction”) and (ii) by dividing the Option Price of the Option by the Adjustment Fraction.”

7.	Stock Purchase. For 90 days following your start date, the Company will provide you with the opportunity to purchase shares of Common Stock at their fair market value on October 10, 2005 ($36.10 per share), in an amount up to $350,000. If you elect to purchase any shares of Common Stock, you will execute and deliver a shareholders’ agreement governing the ownership and transfer of those shares, to be provided to you by the Company.

8.	At-Will Employment; Severance. You will have no set term of employment, and your employment will be at will.

If your employment is terminated before a Change in Control either by the Company without Cause or by you for Good Reason, then the Company shall continue to pay you your then current base salary as of the date of termination for six months thereafter.

If your employment is terminated on the date of or within two years following a Change in Control either by the Company or its successor without Cause or by you for Good Reason, then the Company shall: (1) continue to pay you your then current base salary as of the date of termination for eighteen months thereafter, (2) pay you a pro rata portion of your bonus for the period in which you are terminated (as computed under the Company’s or its successor’s bonus programs in effect immediately prior to the termination), if any, which bonus shall be determined based on the actual results of the Company for the applicable bonus period, and your pro rata share of any such bonus shall be based upon the percentage of the applicable bonus period that you were employed by the Company, and (3) continue your coverage under the Company’s medical benefit plan for eighteen months at the active-employee premium rate.

The continuation of base salary will be paid in substantially equal installments over the applicable severance period in accordance with the Company’s standard payroll practices with respect to active employees but not less frequently than monthly. The payment of a pro rata portion of your bonus (if any) will be paid in a lump sum at such time as bonuses are generally paid to executives during the period in which you are terminated. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as aforesaid, then (i) payment of the installments of the salary continuation severance payment will commence upon the earliest date that complies with Section 409A without the imposition of the excise tax, and the first such installment will include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment, and (ii) the bonus award severance payment will be paid upon the earliest date that complies with Section 409A without the imposition of the excise tax. The Company’s obligations to make any payments and (if applicable) continue the medical coverage as set forth in this section 8 is conditioned upon: (x) your continued compliance with your obligations under the Employee Agreement, the form of which is attached hereto as Annex B, and (y) your execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached hereto as Annex C.

For purposes of this letter, “Cause” and “Good Reason” will have the meanings set forth on Annex A hereto.

9.	Effect of 280G of the Code. Anything in this letter to the contrary notwithstanding, in the event that the benefits provided to you under this letter, and any other agreements, plans or arrangements to which you may be a party, cause you to incur an excise tax under Section 4999 of the Code or any corresponding provisions of applicable state tax law in connection with a change in the ownership or effective control of the Company or the ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G(b)(2) of the Code), then the Company will pay you an additional amount sufficient to reimburse you for (i) the excise tax imposed on such benefits, and (ii) the federal and state income, employment and excise taxes, determined on a “fully grossed-up” basis, imposed on the payment provided for under this section 9. The payment of a gross-up payment under this section 9 shall in no event be conditioned upon your termination of employment or the receipt of severance benefits under this letter. All calculations performed in connection with this section 9 shall assume that the highest marginal tax rates apply to you.

All determinations required to be made under this section 9, including whether and when a gross-up payment is required and the amount of such gross-up payment and the assumptions to be utilized in arriving at such determination, shall be made if possible by the accounting firm that is retained by the Company as of the date immediately prior to the change in the ownership, effective control or a change in the ownership of a substantial portion of the assets of the Company, or if not possible then by another accounting firm of recognized national standing that is mutually agreed upon by you and the Company (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and you within 30 days following the receipt of notice from the Company or you that there has been a payment (which notice shall contain all supporting documentation relating to the payment), or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder. The gross-up payment under this section 9 with respect to any payment shall be paid, at the discretion of the Company, either to you at least 30 days before the due date thereof or directly to the applicable taxing authorities on your behalf not later than the due date thereof. The Determination by the Accounting Firm shall be binding upon the Company and you, except as provided in the next paragraph below.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that gross-up payments which will not have been made by the Company should have been made (“Underpayment”) or gross-up payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that you thereafter are required to make payment of any additional excise tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of you as provided in the second paragraph of this section 9. In the event the amount of the gross-up payment exceeds the amount necessary to reimburse you for the excise tax, the Accounting Firm shall determine the amount of the Overpayment that has been made, you shall take reasonable steps to obtain a refund thereof from the applicable taxing authorities, and you shall pay any such Overpayment to or for the benefit of the Company after you have received the applicable tax refund from such taxing authorities related to such Overpayment. You and the Company shall cooperate with each other with respect to any reasonable requests by a party in connection with any contests or disputes with the Internal Revenue Service in connection with the excise tax.

10.	Employee Covenants. As a condition of your employment, not later than your start date, you will execute and deliver the Company’s form of Employee Agreement, which is attached hereto as Annex B.

If the foregoing terms and conditions are consistent with your understanding, please sign this letter below and return a copy to me. Jim, I am confident that you will be a valuable addition to our team, and I look forward to working with you.

Very truly yours,

DELTEK SYSTEMS, INC.

By:	Kevin Parker
Its:	President and Chief Executive Officer

ACCEPTED AND AGREED:

James Reagan

Annex A

Definitions

“Cause” shall mean (A) a conviction of you for the commission of a felony, (B) a commission by you of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) a material violation by you of the Employee Agreement or (D) your breach of any material terms of this letter and such breach is not cured within 30 days after written notice by the Company to you identifying such breach. Prior to terminating your employment for Cause pursuant to clause (D), you shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of your counsel if you so elect) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

A “Change in Control” will have occurred if (A) any third party not affiliated with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (collectively, “New Mountain”), but excluding the deLaski Shareholders (as defined in the Shareholders’ Agreement, dated as of April 22, 2005, to which (among others) the Company and New Mountain are parties), owns, directly or indirectly, more voting capital stock of the Company than New Mountain owns or (B) a third party not so affiliated has or obtains the right to elect a majority of the Board.

“Good Reason” shall mean (A) a reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you or your compensation (including, without limitation, your annual base salary or target annual bonus opportunity) (for clarification purposes, it shall be deemed a reduction if you are not at all times the sole Chief Financial Officer of the Company (or, if more than 50% of the Company’s voting capital stock is owned, directly or indirectly, by one or more corporations or other entities in a single chain (but excluding any investment partnership or other investment fund) (a “Parent”), of the ultimate Parent), (B) the Company’s requiring you, without your prior written consent, to change the office location at which you are based which results in your having a commute to such location from your residence in excess of 75 miles or in excess of 120% (in miles) of your commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of your employment or this letter, and, in the case of clause (A) or (C), such reduction or breach is not cured within 30 days after written notice by you to the Company identifying such reduction or breach. In order to constitute termination for Good Reason, you must terminate your employment within 60 days after the basis for such termination becomes known to you (or, in the case of clause (A) or (C), within 30 days after the Company has failed to cure such reduction or breach); provided, that, if the basis for Good Reason is that you are no longer Chief Financial Officer of a Parent, then you shall provide the Company with 60 days to cure such event after written notice of such event is given by you to the Company.

Annex B

Employee Agreement

EMPLOYEE AGREEMENT

This Employee Agreement (“Agreement”), dated as of October 6, 2005, is made and entered into by and between James Reagan (the “Employee”) and Deltek Systems, Inc., a Virginia corporation (the “Company”).

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company; and

WHEREAS, in connection with the Employee’s employment with the Company, the Employee shall receive, have access to, and contribute to various confidential information and materials, which constitute valuable proprietary information of the Company;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, the continued employment by the Company of the Employee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee, the parties hereto agree as follows.

Section 1. Employee Covenants. The Employee agrees that (i) the Employee shall not at any time disclose or furnish to any other Person or use for his or her own or any other Person’s account any Confidential or Proprietary Information (other than in the course of his or her employment with the Company) except for Permitted Disclosures, (ii) the Employee shall not, at any time during his or her employment with the Company and thereafter during the Restriction Period, directly or indirectly solicit for employment, including recommending to any subsequent employer the solicitation for employment of, any employee of the Company or any of its affiliates and (iii) the Employee shall not, at any time during his or her employment with the Company and thereafter during the Restriction Period, engage in any Competitive Activity.

For purposes of this Agreement:

“Company’s Market Area” shall mean (x) the United States (including each state and the District of Columbia), and (y) each country or territory other than the United States which accounted to at least two and one-half percent (2-1/2%) of software license revenue by the Company and its subsidiaries during the twelve (12) months immediately prior to the date of the Employee’s termination of employment as reported on the Company’s financial statements.

“Company Product” shall mean any project-based business management and/or sales management software and /or other product that, as of the date of the Employee’s termination of employment, the Company or any of its affiliates is developing, implementing, marketing and/or selling.

“Competing Business” shall mean the business of (i) developing, implementing, marketing and/or selling any Company Products or Competing Products or (ii) developing, providing, performing, marketing or selling any Competing Services.

“Competing Product” shall mean any product that competes with any Company Product.

“Competing Service” shall mean implementation, consulting, support, maintenance, development and/or training services relating to or in connection with the use of any Company Products or Competing Products.

“Competitive Activity” shall mean, directly or indirectly, (i) owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee or partner of, spokesman for, or investor in, any Competitor, or (ii) acting as a Competitor in an individual capacity; provided, that in no event (i) shall ownership by the Employee of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be considered Competitive Activity, so long as the Employee does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, (ii) shall being employed by a Competitor, standing alone, be considered Competitive Activity, so long as (A) the Competitor has more than one discrete and readily distinguishable part of its business, (B) the Employee’s duties are not at or involving the part of the Competitor’s business that constitutes a Competing Business, including, without limitation, serving in a capacity where any Person involved in the part of the Competitor’s business that constitutes a Competing Business reports to the Employee and (C) the Employee notifies the Company of such employment prior to commencement of his or her employment with such Competitor, or (iii) shall being employed by a licensee of any Company Product and providing Competing Services to such licensee, standing alone, be considered Competitive Activity.

“Competitor” shall mean any Person that is engaged in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a Competing Business in the Company’s Market Area.

“Confidential or Proprietary Information” shall mean any non-public information about the Company or any of its affiliates which was acquired by the Employee during his or her employment with the Company or any of its affiliates and which has or is reasonably likely to have competitive value to the Company or any of its affiliates or to a Competitor, but excluding information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Employee.

“Permitted Disclosure” shall mean the disclosure of Confidential or Proprietary Information (i) made with the prior written consent of the Company or (ii) required to be disclosed by law or legal process.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restriction Period” shall mean the period commencing on the date of the Employee’s termination of employment and ending on the twelve (12) month anniversary of such termination.

Section 2. Remedies. The Employee agrees that any material breach of the terms of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all Persons acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Employee. The Employee and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Employee’s access to Confidential Information and his or her material participation in the operation of such businesses.

Section 3. Miscellaneous.

3.1. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the party, that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.2. Assignment; No Third-Party Beneficiaries. This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee, and any purported assignment by the Employee in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

3.3 Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to any facsimile number the Employee provides to the Company for purposes of receipt of notice, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Employee, to the most recent home address that the Company maintains in its records for the Employee; and

(b)	If to the Company, to:

Deltek Systems, Inc.

13880 Dulles Corner Lane

Herndon, VA 20171

Attention: Secretary

Facsimile: (703) 734-1146

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

3.4. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the Commonwealth of Virginia, without giving effect to the conflicts of law principles thereof.

3.5. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

3.6. Entire Agreement. This Agreement shall constitute the entire agreement between the parties, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof. The terms of this Agreement shall prevail and govern in the event of any conflict in terms between this Agreement and any Company agreement or Company policy applicable to the Employee.

3.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

3.8. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Employee’s heirs and the personal representatives of the Employee’s estate and any successor to all or substantially all of the business and/or assets of the Company.

3.9. General Interpretive Principles. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be constructed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto, all as of the date first above written.

DELTEK SYSTEMS, INC.

James Reagan	By:	Kevin Parker
	Title:	CEO

Annex C

Form of Release of Claims

WAIVER AND RELEASE OF CLAIMS

1. General Release. In consideration of the payments and benefits to be made under the letter from Deltek Systems, Inc. (the “Company”) to James Reagan (the “Executive”), dated as of October 6, 2005 (the “Employment Letter”) the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a) rights of the Executive under this Waiver and Release of Claims and the Employment Letter;

(b) rights of the Executive relating to equity awards held by the Executive as of his date of termination;

(c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Letter;

(d) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable Company policy; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2. No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5. Voluntariness. The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6. Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7. Acceptance and Revocability. The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it. The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of law principles thereof.

/s/ James Reagan
James Reagan